Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of January 12, 2016, is between Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”), and Sean P. Downes (the “Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement, dated as of February 22, 2013 (the “Prior Agreement”), pursuant to which Executive was employed as President and Chief Executive Officer of the Company;

WHEREAS, the Prior Agreement expired on December 31, 2015; and

WHEREAS, Executive and the Company now desire to enter into this Agreement in connection with Executive’s continuing employment for the Term (as defined below) as the President and Chief Executive Officer of the Company;

NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment and Acceptance. During the Term, the Company agrees to employ Executive, and Executive agrees to continue his employment with the Company, subject to the provisions of this Agreement. As of the Effective Date (as defined below), this Agreement supersedes and replaces in all respects the Prior Agreement.

2. Term.

(a) Duration. The period of Executive’s employment with the Company under this Agreement commenced on January 1, 2016 (the “Effective Date”) and will continue until the earlier of: (i) December 31, 2018 and (ii) the termination of such employment in accordance with Section 5 ( the “Term”). Except as provided in Section 6(a), the Term will not be subject to any automatic renewal or extension unless this Agreement is amended by the parties after the Effective Date to so provide.

(b) Expiration of Employment Term. If Executive’s employment with the Company continues following the expiration of the Term, Executive shall be an employee-at-will whose employment may be terminated by the Company for any reason or for no stated reason at any time, subject only to the severance protections contemplated by Section 5 for the one-year period following the expiration of the Term.

3. Duties and Title.

(a) Title and Reporting. During the Term, the Company will employ Executive as the President and Chief Executive Officer of the Company, reporting directly and exclusively to the Board of Directors of the Company (the “Board”) or one or more committees of the Board. Executive shall, at all times during the Term, be the senior-most executive officer of the

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Company. During the Term, Executive shall, subject to his election by the Company’s stockholders, serve for no additional consideration as a member of the Board.

(b) Duties. Executive shall render on a full-time basis all of his business time and attention to business of the Company and its subsidiaries (collectively, the “Company Group”). Executive will have such authority and responsibilities and will perform such duties assigned to the President and Chief Executive Officer by the by-laws of the Company and as may be assigned to him from time to time by the Board, commensurate with his position as the senior-most executive officer of the Company. If requested by the Board, Executive will also serve as an officer or director of another member of the Company Group for no additional consideration. During the Term, Executive’s principal place of employment will be the Company’s headquarters in Florida, except that Executive acknowledges and agrees that he will be required to travel for business purposes.

(c) Other Business and Other Activities. Executive may not engage in any activity that conflicts with the interests of any member of the Company Group or that would interfere with the performance of Executive’s duties to any member of the Company Group, as determined by the Board. During the Term, Executive may not hold, directly or indirectly, an ownership interest of more than 2% in any entity other than the Company. During the Term, with the prior written consent of the Board (which consent will not be unreasonably withheld), Executive may serve on the board of directors of one other public company. Nothing in this agreement shall preclude Executive from dedicating reasonable amounts of time during the Term to charitable or civic activities or from managing his personal finances, as long as such activities do not interfere in any material way with his duties and responsibilities to any member of the Company Group.

4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Executive with the following pay and benefits during the Term:

(a) Base Salary. The Company will pay Executive an annual base salary of $2,217,500, payable in accordance with the Company’s customary payroll practices (“Base Salary”). The annual rate of Executive’s Base Salary shall not be increased or decreased during the Term.

(b) Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to earn a cash incentive award (the “Annual Bonus”) under Article X of the Universal Insurance Holdings, Inc. 2009 Omnibus Incentive Plan, as it may be amended from time to time, and any successor plan thereto (the “Omnibus Plan”), which shall be calculated based on the amount of pre-tax income (i.e., income before income taxes) set forth in the Company’s audited financial statements for such calendar year (“PTI”) as follows:

•	No Annual Bonus shall be payable if PTI for the year is less than the Floor (as defined below) for that year.

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•	The Annual Bonus shall equal 3% of PTI, if the Company’s PTI for such year is greater than the Floor for the year but less than or equal to $125 million.

•	The Annual Bonus shall equal 4% of the Company’s PTI, if the Company’s PTI for such year is greater than $125 million.

Only one category above shall apply to a calendar year. The calculation of the Annual Bonus shall be made promptly after December 31st of each calendar year during the Term, subject to certification by the Compensation Committee (the “Committee”) of the Board in a manner that allows the Annual Bonus to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (and the applicable regulations thereunder) (the “Code”); provided, however, that in no event shall any Annual Bonus be paid to Executive later than March 15th of the calendar year following the calendar year for which the Annual Bonus was earned. Except as provided in Section 5, Executive shall not be eligible to earn or receive an Annual Bonus for a calendar year ending during the Term unless he is employed by the Company on December 31st of the calendar year to which such Annual Bonus relates. For purposes of eligibility for the Annual Bonus, “Floor” shall mean the following: (i) for the first calendar year during the Term, PTI of $79 million; and (ii) for each subsequent year during the Term, 85% of the average of the Company’s PTI for the five calendar years immediately prior to the year for which the Annual Bonus is earned. Notwithstanding anything herein to the contrary, in no event shall the Annual Bonus payable hereunder exceed the maximum annual amount payable for an award under the Omnibus Plan (it being understood that an amended and restated Omnibus Plan will be submitted by the Company to stockholders for approval at the 2016 Annual Meeting (or later) and that such amended and restated Omnibus Plan may include a limit that is greater than the annual limit on awards in the current Plan).

(c) Participation in Executive Benefit Plans; Private Office and Secretary. Executive is entitled, if and to the extent eligible, to participate in the Company’s benefit plans generally available to Company employees in similar positions. For each full month during the Term, the Company shall provide Executive with a car allowance in the amount of $625 per month. Executive shall be given a private office with secretarial help at Executive’s principal place of employment as specified in Section 3(b) above and any and all reasonable facilities and services so as to be suitable with his position as President and Chief Executive Officer, and so as to assist in the performance of his duties and activities.

(d) PSU Grants and Vesting.

(i) Annual Grants of PSUs. Subject to Executive’s continued employment through the applicable grant date, Executive shall be eligible to receive on January 1st of each calendar year during the Term an annual grant of performance share units (“PSUs”) with a target value of $3 million on the grant date. For each such grant, the number of

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PSUs to be granted to Executive on the applicable grant date (the “Target Number”) shall be determined by dividing the annual grant target value (i.e., $3 million) by the closing sales price of the common stock of the Company, par value $0.01 per share, on the exchange having the greatest number of shares listed or eligible for trading on that date, or, if no sale of the common stock of the Company occurred on that date, on the next preceding date on which there was a reported sale (the “Fair Market Value”). Each grant shall be made pursuant to the Omnibus Plan, shall be subject to the terms and conditions of the applicable equity award agreement that evidences such award under the Omnibus Plan, and shall be governed by the Omnibus Plan, the applicable equity award agreement, and any other applicable award documentation, except that, in the event of any inconsistency between the terms of the award documentation and this Agreement, the provisions of this Agreement shall control. Each grant of PSUs will be subject to a three-year award cycle commencing on the date of grant (the “Award Cycle”) and shall be subject to the performance-vesting and time-vesting requirements described in this Agreement.

(ii) Performance-Vesting Requirements. The earn out with respect to the PSUs will be determined by reference to the attainment of one or more pre-established performance objectives (as determined prior to the date of grant by the Committee after consultation with Executive) measured over the first year of the Award Cycle applicable to the grant of PSUs (the “Performance Year”). Depending upon the level of attainment of the relevant performance objective or objectives, Executive shall be eligible to earn 100% of the Target Number for “target-level” performance. No portion of a PSU award shall be earned (and the entire award will be forfeited) if performance is less than target performance. It is intended by the parties that no minimum earn out is guaranteed with respect to each PSU award and that payout at target level will be challenging but attainable. The agreed upon performance objective and required levels of achievement for target payout for the 2016 Performance Year are set forth in attached Schedule A. The performance metrics applicable to the 2017 and 2018 Performance Years shall be consistent with the Company’s Business Plan for such years and any other business objectives approved by the Committee after consultation with Executive for each such year and may be different from the objectives set forth in Schedule A.

(iii) Time-Vesting Requirements and Payment. For purposes of each PSU award, “Earn Out Number” means the number of PSUs earned for the Performance Year based upon achievement of the applicable performance objective or objectives, as certified by the Committee. For each annual grant of PSUs and subject to Executive’s continuous employment with the Company through the applicable vesting date, Executive shall be fully vested in two-thirds of the Earn Out Number on the first anniversary of the date of grant (the “First Tranche”); in one-sixth of the Earn Out

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Number on the second anniversary of the date of grant (the “Second Tranche”); and in one-sixth of the Earn Out Number on the third anniversary of the date of grant (the “Third Tranche”). Payment with respect to the vested portion of the Earn Out Number shall be made only through delivery and settlement of the appropriate number of shares of the Company’s common stock within 60 days following the applicable date of vesting; provided, however, that payment with respect to the First Tranche shall not be made until the Committee has certified attainment of the applicable performance objectives for the Performance Year. Except as otherwise provided in Section 5 or 6, Executive shall forfeit, and have no rights with respect to, any portion of the Earn Out Number that has not vested prior to the date Executive’s employment with the Company ends.

(iv) Dividend Equivalents. With respect to the Second and Third Tranches (but not the First Tranche) of the Earn Out Number, Executive shall be credited with a cash amount equal to the cash dividends paid on the corresponding number of shares of Company’s common stock during the period beginning after the Performance Year and ending on the vesting date of the applicable Tranche. Such cash amount shall be subject to the same time-vesting conditions as the related PSUs and shall be paid to Executive in cash at the time that the shares of the Company’s common stock are delivered to Executive in settlement of such Tranche.

(e) Stock Option Grants and Vesting.

(i) Annual Grants of Options. Subject to Executive’s continued employment through the applicable grant date, Executive shall be entitled to receive an annual grant of options to purchase shares of the Company’s common stock (the “Options”) on the first business day on or following January 15th of each year of the Term (or, in the case of the grant of Options to be made in 2016, on the later to occur of: (i) January 15, 2016; and (ii) the second business day following the end of the “blackout period” in effect at the time of execution of this Agreement), which annual grant of Options shall have a grant date value of $4.4 million using the Black-Scholes pricing or other model used by the Company for financial accounting and proxy disclosure purposes. Each Option shall be a “nonqualified stock option” as such term is defined for purposes of Section 83 of the Code. The exercise price of the Options will be the Fair Market Value of the common stock of the Company at the time of grant. Each grant shall be made pursuant to the Omnibus Plan, shall be subject to the terms and conditions of the applicable equity award agreement that evidences such award under the Omnibus Plan, and shall be governed by the Omnibus Plan, the applicable equity award agreement, and any other applicable award documentation, except that, in the event of any inconsistency between the terms of the award documentation and this Agreement, the provisions of this Agreement shall control.

(ii) Time-Vesting Requirements. For each annual grant of Options made hereunder, and subject to Executive’s continued employment through the applicable vesting date (except as otherwise provided in Section 5 or 6), one-third of the annual grant of Options shall vest and become fully exercisable on the first anniversary of the date of grant; one-third of the annual grant of Options shall vest and become fully exercisable on the second anniversary of the date of grant; and one-third of the annual grant of Options shall vest and become fully exercisable on the third anniversary of the date of grant; provided, however, that with respect to the grant of Options to be made in 2016, one-third of such grant of Options shall vest and become fully exercisable on January 15, 2017; one-third of such grant of Options shall vest and become fully exercisable on January 15 2018; and one-third of such grant of Options shall vest and become fully exercisable on January 15, 2019. Except as otherwise provided in Section 5 or 6, Executive shall forfeit, and have no rights with respect to, any Options that have not vested prior to the date his employment with the Company ends.

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(f) Condition to Grants of PSUs and Options; Effect of Change in Control. Anything in this Agreement to the contrary notwithstanding: (i) the Company shall have no obligation to grant PSUs or Options to Executive if Executive’s employment with the Company ends for any reason prior to the applicable grant date contemplated by Section 4(d) or 4(e); and (ii) the Company shall have no obligation to grant PSUs or Options to Executive or to deliver any shares of the Company’s common stock to Executive in settlement of any previously granted PSUs or Options if the stockholders of the Company have not previously approved in accordance with applicable law an equity incentive plan of the Company with sufficient share reserves to permit such grants and settlements. It shall not be a breach of this Agreement if the Company does not grant the PSUs or Options described in Section 4(d) or 4(e) or fails to settle previously granted PSUs or Options through the delivery of shares of Common Stock, in each case, because the Company’s stockholders have not approved an equity incentive plan with sufficient share reserves to permit the grant and settlement of PSUs or Options described above. The Company shall have no obligation to make any substitute cash or replacement grants or awards of any type to Executive if the stockholders of the Company fail to approve an equity incentive plan with sufficient share reserves to permit or settle the grants contemplated by this Agreement. Moreover, nothing in this Agreement shall preclude the Committee from making grants of equity awards during the Term or thereafter to other officers, employees or consultants of any member of the Company Group. In addition, nothing in this Agreement shall preclude the Committee from granting additional awards to Executive in recognition of exceptional performance. The Company and Executive will use reasonable efforts to seek approval from stockholders of an equity incentive plan with share reserves sufficient to permit the grant of PSUs and Options contemplated by this Agreement, and the Company and Executive further agree to discuss in good faith possible alternative compensation arrangements if such shareholder approval is not obtained. The Company will use reasonable efforts to maintain a registration statement in effect on Form S-8 covering the grants and awards pursuant to this Agreement. Subject to Section 6, (i) any substitute, amended or replacement awards granted to Executive in connection with a Change in Control (as defined below) shall contain vesting, payment-timing and exercisability terms that are no less favorable to Executive than the comparable terms in the PSUs and Options to which they relate and (ii) the exercise price of any substitute options granted to replace outstanding Options shall be determined in a manner that complies with Treas. Reg. Section 1.409A-1(b)(5)(v)(D) and that preserves the aggregate intrinsic value in the Option immediately prior to the CIC Date (as defined below).

(g) Vacation. Executive will be entitled to 40 days (8 weeks) of paid vacation per calendar year (earned pro rata over the course of the year), subject to the Company’s standard vacation policies. Beginning with 2016, any unused vacation for a given calendar year shall accrue, and the aggregate value of any unused accrued vacation shall be paid to Executive upon the termination of Executive’s employment with the Company, provided that Executive has submitted a report to the Committee within 30 days following the end of each calendar year reporting on the number of accrued and unused vacation days for such year and the total number of accrued but unused vacation days for all prior years commencing after 2016.

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(h) Expense Reimbursement. The Company will pay or reimburse Executive for all appropriate business expenses Executive incurs in connection with Executive’s duties under this Agreement, in accordance with the Company’s policies as in effect from time to time, subject to the timely submission by Executive of written documentation of such expenses in accordance with the applicable policies of the Company. The Company will pay or reimburse Executive for the reasonable attorney’s fees and expenses incurred by him in connection with the negotiation and documentation of this Agreement and any related agreements in an amount not to exceed $75,000.

5. Termination of Employment.

(a) Notice. Subject to the provisions of this Section 5, the Company may terminate Executive’s employment, and Executive may resign his employment, for any reason or for no stated reason, at any time during the Term. The Company shall give Executive 90 days’ prior written notice of its intention to terminate his employment other than for Cause, and Executive shall give the Company 90 days’ prior written notice of his intention to resign for any reason. Any such notice shall specify the applicable termination or resignation date. In the event of a termination or resignation notice, the Company will have the right to restrict Executive’s access to its premises, clients and employees during the notice period.

(b) Accrued Obligations. If Executive’s employment ends for any reason, Executive (or in the event of his death, Executive’s estate) will receive, within 30 days following the Termination Date (as defined below), a lump sum cash payment equal to: (i) his accrued but unpaid Base Salary through the Termination Date and any earned but unpaid Annual Bonus for any year prior to the year in which the Termination Date occurs, and any undelivered shares of Company common stock in respect of a tranche of PSUs for which the vesting and payment date has occurred on or prior to the Termination Date, (ii) any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through the Termination Date, (iii) any accrued and unused vacation as set forth in Section 4(g) above through the Termination Date, and (iv) any expenses reimbursable under Section 4(h) incurred but not yet reimbursed to Executive through the Termination Date (collectively, the “Accrued Obligations”).

(c) Termination with Cause; Resignation without Good Reason.

(i) In General; Payments. The Company has the right at any time to terminate Executive’s employment with the Company for Cause (as defined below) and, subject to Section 5(a) above, Executive has the right to resign without Good Reason (as defined below). If the Company terminates Executive for an event of Cause described in clause (B), (C), or (D) of Section 5(c)(ii), the Company shall provide Executive 30 days prior to the date on which it intends to terminate Executive’s employment for Cause with a written notice from the Company identifying the reasons that are alleged to constitute Cause and shall afford Executive a reasonable opportunity to meet once with the Board within the 30-day notice period to discuss and present evidence relevant to the Board’s conclusions. If the Company terminates Executive’s employment for an event of Cause not described in the previous sentence, such termination shall be effective immediately upon the Company’s written notice to Executive. If the Company terminates Executive’s

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employment for Cause or Executive resigns without Good Reason, the Company’s obligation to Executive shall be limited solely to the Accrued Obligations. If Executive’s employment is terminated for Cause, (i) no Annual Bonus shall be payable for the calendar year in which such termination occurs, (ii) any then outstanding unvested PSUs shall be immediately forfeited as of the Termination Date (as defined in Section 5(g)(i) below) and (iii) any vested and unvested Options shall terminate as of the Termination Date. If Executive resigns his employment without Good Reason, (i) no Annual Bonus shall be payable for the calendar year in which such resignation occurs, (ii) any then outstanding unvested PSUs shall be immediately forfeited as of the Termination Date (as defined in Section 5(g)(ii) below) and (iii) any vested and unvested Options shall terminate 90 days following the Termination Date (or, if earlier, on the expiration date of the term of the Options).

(ii) For purposes of this Agreement, “Cause” means, as determined by a majority of the non-employee members of the Board and documented in a resolution of the Board approved by such majority of non-employee members of the Board, any of the following: (A) Executive’s abuse of alcohol or any controlled substance; (B) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (C) a knowing and material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business of the Company; (D) Executive’s willful and continuing failure to perform his duties to the Company (after notice from the Board of such failure) or any material breach by Executive of a provision of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar medical incapacity (other than for a reason described in clause (A) of this Section 5(c)(ii)) of Executive or any willful act or omission by Executive that results in material harm to the Company’s financial condition, business or reputation; (E) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation will, in the judgment of the Board, result in material damage to the Company’s business interests, licenses, reputation or prospects; or (F) Executive’s conviction of, or plea of guilty or no contest to: (i) any felony or (ii) any misdemeanor involving moral turpitude. For purposes of this definition, no act or omission shall be deemed willful unless done intentionally and without a good faith belief by Executive that such act or omission was in the best interest of the Company.

(d) Termination without Cause; Resignation for Good Reason.

(i) Subject to the further provisions of this Section 5(d) and Section 6, if during the Term or, if the Term expires without renewal or extension and prior to a Change in Control, during the one-year period following the expiration of the Term, the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, the Company will pay Executive on the 60th day following the Termination Date (as defined below), in addition to the Accrued Obligations, a lump-sum cash payment equal to the following (the “Severance Amount”):

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•	One times the amount of Executive’s then-current annual rate of Base Salary (based on the rate in effect immediately prior to the Termination Date); and

•	The cost of 12 months of COBRA coverage for Executive and his dependents (based on the COBRA rates in effect on the Termination Date).

In addition, by no later than March 15th of the year following the year in which the Termination Date occurs, the Executive shall receive a pro rata portion of the Annual Bonus (the “Pro Rata Bonus”) for the year of termination calculated on the basis of the Company’s actual performance for such year and prorated based on the numbers of days elapsed in such year through the Termination Date.

(ii) Subject to the further provisions of this Section 5(d) and Section 6, in the event of Executive’s termination without Cause or resignation for Good Reason, the portion of then outstanding PSUs and Options that would have vested had Executive remained continuously employed by the Company through the end of the one-year period following the Termination Date shall fully vest immediately as of the Termination Date (the “Additional Equity Vesting”). The PSUs entitled to Additional Equity Vesting pursuant to this Section 5(d)(ii) shall become payable within 30 days following their originally scheduled vesting dates contemplated by Section 3(d)(iii). The Earn Out Number for any PSUs entitled to Additional Equity Vesting pursuant to this Section 5(d)(ii) for which the Performance Year has not been completed shall be determined after the end of the Performance Year based on actual performance for the full Performance Year. Any then vested Options (including Options that vested in accordance with this paragraph) held by Executive shall remain exercisable for a period of one year following the Termination Date (but not beyond the original term of the Options) (“Extended Exercisability”).

(iii) The Company’s obligation to pay Executive the Severance Amount and the Pro Rata Bonus and to provide the Additional Equity Vesting and the Extended Exercisability are each expressly conditioned upon the Executive’s execution and timely delivery to the Company of a valid and irrevocable release agreement in substantially the form of attached Schedule B by no later than 45 days following the Termination Date.

(iv) As used in this Section 5(d), “Good Reason” means any of the following acts or omissions by the Company occurring without Executive’s prior written consent: (A) any action by the Board which results in Executive ceasing to be the senior-most executive officer of the Company or any other material adverse change in Executive’s title, duties or reporting responsibilities; (B) the assignment to Executive of duties materially inconsistent with Executive’s position as the senior-most executive officer of the Company; (C) a reduction in Executive’s rate of Base Salary or Annual Bonus opportunity or the failure by the Company (other than by reason of bankruptcy, insolvency or receivership) to pay Executive’s Base Salary or any earned Annual Bonus or, subject to Section 4(f), to make any PSU or Option grant contemplated by this

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Agreement; (D) the requirement by the Board that Executive move his principal place of employment more than 50 miles from the location of his principal place of employment on the Effective Date; or (E) any material breach by the Company of this Agreement. Notwithstanding the above, an act or omission by the Company shall not constitute an event of Good Reason unless Executive gives the Company written notice within 60 days following the date Executive first knows, or reasonably should have known, of the event constituting Good Reason of his intention to resign for Good Reason if such Good Reason event is not cured by the Company, and the Company does not cure such event (retroactively with respect to any monetary matter) to the reasonable satisfaction of Executive within 30 days following the date the Company receives such written notice from Executive.

(e) Termination Due to Death or Disability.

(i) If, during the Term, Executive shall become unable to perform his duties as provided for herein by reason of Disability (as defined below), then the Company may, on 30 days’ prior written notice to Executive, temporarily suspend his status as President and Chief Executive Officer of the Company. In the event of such suspension, Executive shall remain an employee of the Company and receive his compensation and benefits as set forth above in Section 4 for the lesser of: (i) one year from the date of such suspension or (ii) the date on which Executive is first eligible for long-term disability payments under the Company’s long-term disability plan then applicable to him (the “Suspension Period”). If during the Suspension Period, Executive returns to perform his duties as provided for herein, and there is no physical or mental inability to perform such duties, then Executive shall resume his status as President and Chief Executive Officer, and the Company shall continue payment of his full compensation and benefits as set forth in Section 4. Executive’s employment with the Company shall terminate at the end of the Suspension Period if Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

(ii) If Executive’s employment terminates because of Executive’s death or Disability (as defined below), within 30 days of such termination, the Company will pay to Executive (or Executive’s estate, in the case of Executive’s death) the Accrued Obligations and any employee benefits to which Executive may be entitled to pursuant to the Company’s employee benefit plans through such period; provided, however, that, in the case of Executive’s death, benefit payments under any employee benefit plan shall be paid to Executive’s beneficiary or beneficiaries designated pursuant to such employee benefit plans in lieu of to his estate. In addition, by no later than March 15th of the year following the year in which the Termination Date (as defined in Section 5(g)(iv) or Section 5(g)(v) below, as applicable) occurs, Executive (or Executive’s estate in the case of Executive’s death) shall also be paid a Pro Rata Bonus for the year in which the termination occurs. Solely for purposes of this Section 5(e), the date of Executive’s termination of employment due to Disability or death shall be treated as the date of a termination without Cause under Section 5(d) (but not Section 6) for purposes of the vesting, payment and exercisability of then outstanding PSUs and Options.

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(iii) “Disability” means a determination by the Board after review of written information provided by Executive’s healthcare provider that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of Executive’s job for a period of 90 consecutive days.

(f) Unvested Options and PSUs. Anything in this Agreement to the contrary notwithstanding, any Options and PSU awards outstanding on the Termination Date that have not vested prior to such Termination Date or that do not expressly vest or remain outstanding by operation of this Section 5 or Section 6 below shall be forfeited on the Termination Date.

(g) Termination Date. For purposes of this Agreement, “Termination Date” shall have the following meanings:

(i) in the event of Executive’s termination for Cause, subject to the applicable notice provisions, the date specified in the written notice of termination delivered to Executive by the Company in accordance with Section 5(c);

(ii) in the event of Executive’s resignation with or without Good Reason, the 90th day following the date the written notice of intention to resign is received by the Company;

(iii) in the event of Executive’s termination without Cause, the 90th day following the date the written notice of termination is received by Executive;

(iv) in the event of Executive’s termination due to death, the date of Executive’s death; and

(v) in the event of Executive’s termination due to Disability, the last day of the Suspension Period, if Executive has not returned to the full-time performance of his duties as specified in Section 5(e) by such date.

6. Change in Control.

(a) Termination in Connection with a Change in Control.

(i) In the event of a Change in Control (as defined in Section 6(a)(iii) below) occurring during the then existing Term, the Term shall automatically continue until the later to occur of (A) December 31, 2018 and (B) the second anniversary of the CIC Date (as defined below). In the event that the Company terminates Executive’s employment without Cause or Executive resigns his employment with the Company for Good Reason, in each case, upon or within 24 months following the date on which a Change in Control occurs (such date of occurrence, the “CIC Date”), then: (A) in lieu of the Severance Amount, the Company or its successor shall pay Executive no later than the 60th day following the Termination Date a cash lump sum amount equal to the sum of (1) four times the Executive’s then annual rate of Base Salary plus (2) two times the amount of the Annual Bonus paid or payable to Executive for the calendar year prior to the calendar

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Employment Agreement

year in which the CIC Date occurs; (B) all Options held by Executive shall immediately vest and become exercisable for the period of Extended Exercisability; and (C) all PSUs held by Executive shall immediately vest and become payable within 30 days following their regularly scheduled vesting dates contemplated by Section 3(d)(iii); provided, however, the Earn Out Number for any previously granted PSUs for which the Performance Year has not been completed shall be based on the annualized performance for the Performance Year (based on actual performance through the Termination Date), adjusted in an equitable manner determined by the Committee to take into account the Change in Control; and further provided that in no event shall the Earn Out Number as determined hereunder exceed that which would be payable in connection with target performance. Notwithstanding anything herein to the contrary, Executive’s entitlements under clauses (A), (B) and (C) of this Section 6(a)(i) are each expressly conditioned upon the timely satisfaction of the release delivery requirements of Section 5(d)(iii).

(ii) Notwithstanding Section 6(a)(i) above, in the event of a consolidation or merger of the Company described in clause (A)(I) of the definition of Change in Control in Section 6(a)(iii) in which the consideration received by the stockholders of the Company in the Change in Control consists exclusively of cash, securities not listed for trading on a national securities exchange or automated quotation system, or a combination of cash and such unlisted securities, then the following shall apply: (A) all then outstanding Options shall immediately vest in full upon the CIC Date and the Company or its successor shall cause Executive to receive in cancellation of such Options a lump sum cash payment equal to the product of the number of shares of common stock underlying such Options multiplied by the fair market value of the consideration per share paid to the Company’s stockholders in the merger or consolidation less the aggregate exercise price of such Options; and (B) all outstanding PSUs shall vest in full immediately prior to the CIC Date and shall be settled through the delivery of shares of the Company’s common stock to Executive. For purposes of the previous sentence, the Earn Out Number for any previously granted PSUs for which the Performance Year has not been completed on the CIC Date shall be based on target performance. Notwithstanding anything herein to the contrary, no acceleration of the settlement or delivery of any PSUs pursuant to this Section 6(a)(ii)(B) shall occur unless the Change in Control constitutes a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as such terms are described in Treas. Reg. Section 1.409A-3(i)(5).

(iii) For purposes of this Agreement, and notwithstanding any contrary definition in the Omnibus Plan as to the treatment of the PSUs under this Agreement, a “Change in Control” shall be deemed to have occurred if: (A) there shall be consummated (I) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of

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the surviving corporation immediately after the consolidation or merger or (II) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, (B) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of more than 50% of the Company’s outstanding common stock or voting securities or (C) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(iv) For purposes of this Agreement, the “CIC Date” shall mean: (A) with respect to a transaction contemplated under clause (A)(I) of Section 6(a)(iii), the closing date of such consolidation or merger; (B) with respect to a transaction contemplated under clause A(II) of Section 6(a)(iii), the date on which such sale, lease, exchange or other transfer is completed (which shall be the completion date of the final transaction if a series of transactions is contemplated); (C) with respect to an acquisition contemplated under clause (B) of Section 6(a)(iii), the date of the closing of the tender offer or other acquisition pursuant to which the requisite beneficial ownership percentage is acquired by such Person or Persons; and (D) with respect to a change in Board composition contemplated under clause (C) of Section 6(a)(iii), the date of appointment of the director or group of directors that would cause the Incumbent Board to cease to constitute a majority for purposes of such clause (C).

(b) Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Agreement Payments shall be reduced

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Employment Agreement

to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the tax year in which the CIC Date occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.

7. Restrictions and Obligations of Executive.

(a) Non-Disparagement. Executive will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or any member of the Company Group and any of its or their respective present and former members, partners, directors, officers, stockholders, employees, agents, attorneys, successors, assigns, clients and agents. The Company will not at any time (whether during or after the Term) cause or assist the then-current Chief Executive Officer (if not Executive) or any of its then-current directors to publish or communicate, to any person or entity any Disparaging remarks, comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(b) Confidentiality.

(i) During the course of Executive’s employment, Executive has had and will have access to certain trade secrets and confidential information relating to the Company and the members of the Company Group which is not readily available from sources outside the Company. The parties agree that the business in which the Company and the Company Group engages is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Executive recognizes that, by virtue of Executive’s employment by the Company, Executive is granted otherwise prohibited access to the Company Group’s confidential and proprietary data which is not known to its competitors and which has independent economic value to the Company and that Executive will gain an intimate knowledge of each member of the Company Group’s reinsurance business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its clients (collectively, all such nonpublic information is referred to as “Confidential Information”). This Confidential Information includes, but is not limited to, data relating to each member of the Company Group’s marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company and other

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Employment Agreement

members of the Company Group in pricing its insurance products and claims management, loss control and information management services, the Company’s and each Company Group member’s computer system, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that each member of the Company Group has negotiated with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients’ accounts, the composition and organization of clients’ business, the peculiar risks inherent in a client’s operations, highly sensitive details concerning the structure, conditions and extent of a client’s existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients’ particularized insurance requirements and preferences.

(ii) Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use Confidential Information for any commercial or business purpose. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any such Confidential Information.

(iii) At the Company’s request from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(iv) Notwithstanding anything herein to the contrary, Executive shall have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity.

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Employment Agreement

(c) Non-Solicitation or Hire. During the Term and for a period of 36 months following the termination of Executive’s employment for any reason (whether during or after the Term) (the “Non-Solicit Period”), Executive will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly: (1) any person who is a client, customer or policyholder of any member of the Company Group, or who was a client, customer or policyholder of any member of the Company Group at any time during the one-year period immediately prior to the Termination Date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from any member of the Company Group and (2) any employee of, or independent contractor or consultant to, any member of the Company Group or any person who was an employee of, or independent contractor or consultant to, any member of the Company Group during the one-year period immediately prior to the Termination Date to terminate such employee’s employment relationship or such independent contractor’s or consultant’s relationship with such member of the Company Group, in either case, to enter into a similar relationship with Executive or any other person or any entity in competition with any member of the Company Group. During the Non-Solicit Period, Executive will not enter into an employment, consulting or independent contractor relationship, directly or indirectly, with any employee of, or independent contractor or consultant to, any member of a Company Group or any person who was an employee of, or independent contractor or consultant to, any member of a Company Group during the one-year period immediately prior to the date Executive’s employment terminates. Notwithstanding the foregoing, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such employees, independent contractors or consultants and employment of (or entry into an independent contractor or consultancy relationship with) any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c). Executive shall not be in violation of this Section 7(c) solely by providing a reference for a former employee of, or independent contractor or consultant to, the Company.

(d) Non-Competition. During the Term and for a period of 36 months following Executive’s termination of employment for any reason during the Term (the “Non-Compete Period”), Executive will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of a member of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by any member of the Company Group during the one-year period immediately prior to the date Executive’s employment terminates. In the event that the Term expires on December 31, 2018 and Executive and Company have not entered into a new employment agreement or renewed this Agreement on or prior to such date, the Non-Compete Period shall expire on December 31, 2020.

(e) Company Policies. During the Term and all periods thereafter, Executive will remain in material compliance with the Company’s policies and guidelines, including the Company’s code of business conduct or code of ethics.

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8. Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Company and the Company Group for which there may be no adequate remedy at law and that the Company and the Company Group are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining Executive from violating, or directing Executive to comply with, any provision of Section 7. Executive also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Company Group against Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s and the Company Group’s remedies for any breach of any restriction on Executive set forth in Section 7, except as required by law, Executive is not entitled to any payments set forth in Sections 5(d) or 6(a) if Executive has materially breached the covenants contained in Section 7. Executive will immediately return to the Company any such payments previously received under Sections 5(d) or 6(a) upon such a material breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5(d) or 6(a).

9. Code Section 409A. The provisions of this Section 9 shall apply notwithstanding any provision of this Agreement.

(a) Delay of Payments. If, at the time of Executive’s termination or resignation with the Company, Executive is a Specified Employee (as defined below), then any amounts payable to Executive that the Company determines constitute deferred compensation within the meaning of Section 409A of the Code and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive’s date of termination or resignation (the “Deferral Date”), at which time such delayed amounts will be paid to Executive in a cash lump sum (the “Catch-Up Amount”). If payment of an amount is delayed as a result of this Section 9(a), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for this Section 9(a) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive’s termination or resignation of employment and prior to the Deferral Date, any amount delayed pursuant to this Section 9(a) shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive’s death.

(b) “Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.

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Employment Agreement

(c) “Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, when used in this Agreement, the terms “terminate,” “terminated,” “termination,” “resign,” “resigned” and “resignation” mean a termination of Executive’s employment that constitutes a Separation from Service.

(d) Separate Payments and Reimbursements. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.

10. Stock Ownership Guidelines. Executive will comply with all stock ownership and stock retention guidelines or policies established by the Board and the Committee, as in effect from time to time.

11. Claw Back Policy. All compensation granted to Executive hereunder shall be subject to any and all claw back policies of the Company, as in effect from time to time.

12. Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or if sent either by Federal Express, hand-delivery, e-mail, or postage prepaid, by certified mail, return receipt requested, with a copy by ordinary mail, to the addresses below:

If to Executive:	If to the Company:

Sean P. Downes At Executive’s most recent address on file with the Company	Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Janet Conde

or to such other address as any party may have furnished to the other in writing in accordance with this Section 12, except that notices of any change of address is effective only upon actual receipt.

13. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement; provided, however, that the terms of this Agreement shall not supersede or replace any equity award made prior to the Effective Date. No severance or other termination payments are payable to Executive under the Prior Agreement or under any other plan or arrangement of the Company in connection with the execution of this Agreement or the termination of the Prior Agreement.

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Employment Agreement

14. Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as provided in Section 5(d)(iv), no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

15. Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State.

16. Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.

17. Assignability by the Company and Executive. The Company shall have the right to assign this Agreement to its successors or assigns, and the Executive hereby consents to any such assignment. All covenants or agreements hereunder shall inure to the benefit of, and be enforceable by or against, the Company’s successors or assigns. The terms “successors” and “assigns” shall include, but not be limited to, any successor upon a Change in Control. Executive may not assign this Agreement or the rights and entitlements hereunder, except that any payments owed to Executive under this Agreement in the event of his death shall be payable to his estate. Executive may not delegate his duties and responsibilities hereunder.

18. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

19. Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.

20. Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

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Employment Agreement

21. Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company’s opinion to satisfy all obligations for the payment of such withholding taxes.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Sean P. Downes
Sean P. Downes

UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Michael A. Pietrangelo
By: Michael A. Pietrangelo Title: Chairman Compensation Committee of the Board of Directors

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Employment Agreement

Schedule A

Schedule A

2016 PERFORMANCE GOALS APPLICABLE TO PSUs

[PERFORMANCE OBJECTIVES AS CONTEMPLATED BY SECTION 4(D) OF EMPLOYMENT AGREEMENT]

A-1

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Employment Agreement

Schedule B

Schedule B

RELEASE AGREEMENT

In consideration of the payments and benefits to be provided to him by Universal Insurance Holdings, Inc. ( the “Company”) pursuant to the agreement dated as of January 12, 2016, by and between the Company and himself (the “Employment Agreement”), Sean P. Downes (“Executive”), agrees to be bound by this Release Agreement (the “Agreement”).

Accordingly, Executive agrees as follows:

1. Release.

(a) Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, stockholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.

(b) For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

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Employment Agreement

Schedule B

(c) In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

(d) This General Release shall not apply to (i) any obligation of the Company pursuant to the Employment Agreement, (ii) any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute, (iii) any claim related to acts, omissions or events occurring after the date this Agreement is signed by Executive and (iv) any right as a former employee of the Company that Executive may have to indemnification under the bylaws of the Company or under any directors and officers liability insurance policy then applicable to him.

Capitalized words not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.

2. Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3. Effective Date; Revocation. Executive acknowledges and represents that he has been given at least 21 days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth day following his execution of this Agreement.

4. Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

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Employment Agreement

Schedule B

5. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

6. Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State.

EXECUTIVE:

Sean P. Downes

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